EXHIBIT 99.1

Skyline Announces Fourth Quarter and Year End 2015 Results

MINNEAPOLIS, March 17, 2016 (GLOBE NEWSWIRE) -- Skyline Medical Inc. (NASDAQ:SKLN) (“Skyline” or “the Company”), producer of the FDA-approved STREAMWAY System for automated, direct-to-drain medical fluid disposal, today reported its financial results for the three months and year ended December 31, 2015.

Josh Kornberg, CEO of Skyline, commented, “The overwhelmingly positive response to the STREAMWAY System by surgeons, nurses and hospital administrators continues to be a testament to the quality of our products and the need for such a solution in the market. We quickly resumed direct sales activities and expanded our reach across the U.S. since completing a capital raise in August 2015 concurrent with an uplisting to the NASDAQ Capital Market. As a result, we rounded out the year with 20 completed agreements for the STREAMWAY systems to a number of prominent medical facilities across the country, including Duke University Health System and Dartmouth-Hitchcock Medical Center, which has raised our profile in the market.”

“Throughout the year we replaced all existing units of the STREAMWAY System with the second generation system, which has improved functionality and is more user-friendly than its predecessor. This latest generation is expected to drive sales growth in 2016 as we commence a controlled national rollout of the new and improved product. We are also in the process of launching our global expansion strategy and are excited to have filed for international patents in Canada and select European countries, which are major potential markets for our technologies. CE Mark approval is anticipated in 2016, which will accelerate our international sales efforts,” continued Mr. Kornberg.

“We expect to ramp domestic sales in 2016, as sales of consumable products will benefit from a greater installed base of 94 systems in 50 facilities and across 19 states. We have already had success given extremely limited sales infrastructure and are confident that building out a capable sales network will enable us to aggressively grow market share in the second half of 2016. Our focus for this year is on hiring an internal VP of Sales to be supported by additional direct sales people, and signing agreements with national independent distributors that have existing relationships with major hospital chains.”

“Following the capital raise in August, we have invested in R&D to diversify our product offering and fuel long term growth. We have also invested in building out our manufacturing capabilities to reduce our costs of goods sold and enable us to fulfil customer orders faster. Furthermore, we cleaned up our balance sheet and our capital raise put us in a position to evaluate potential accretive acquisitions, which may include companies with synergistic products that utilize unique and innovative technologies. Following our successes in 2015, we are very excited about all the near-term opportunities we see in the market,” concluded Mr. Kornberg.

2015 Operational Highlights:

  20 STREAMWAY units sold and shipped in 2015; 94 units installed in total;
    Including sales to major hospital groups such as Beth Israel Deaconess Medical Center, a Harvard medical school affiliate, Dartmouth-Hitchcock Medical Center, Duke University Health System and Penn State Milton S. Hershey Medical Center.
  Replaced all installations of the original STREAMWAY units with second generation model;
  Partnered with ARIN to engage medical professionals performing paracentesis and thoracentesis procedures;
  Increased R&D expenditure to develop a new 'add on' product line to provide additional revenues sources; International expansion strategy underway with filing of patents in Canada and select European countries; and
  Took steps to reduce cost of goods sold by investing in manufacturing equipment, and boosted inventory levels to reduce turnover time from order to sales in anticipation of sales growth for 2016.

Financial Overview
Revenues for the fourth quarter of 2015 were $183,276, compared to $165,792 for the same period in 2014. Gross profit for the fourth quarter of 2015 was $78,601, or 43% of revenue, compared to $44,643, or 27% of revenue, for the same period in 2014.

Net loss available to common shareholders for the fourth quarter of 2015 was $2.3 million or $0.49 per basic and diluted share, compared to a net loss of $2.4 million, or $0.78 per basic and diluted share, in the comparable period in 2014.

Revenues for 2015 were $654,354, compared to $951,559 for 2014. Gross profit was $350,372, or 54% gross margins, for 2015 compared to $566,236, or 60% gross margins, for 2014.

R&D expenditure was approximately $261,000 in 2015, as a result of the research and development of new products to drive future revenues.

Net loss available to common shareholders for 2015 was $4.8 million or $1.23 per basic and diluted share, compared to a net loss of $6.8 million, or $2.29 per basic and diluted share, in 2014.

The Company reported $4.9 million in cash as of December 31, 2015.

About Skyline Medical Inc.
Skyline Medical Inc. produces a fully automated, patented, FDA-cleared, waste fluid disposal system that virtually eliminates staff exposure to blood, irrigation fluid and other potentially infectious fluids found in the healthcare environment. Antiquated manual fluid handling methods — which require hand carrying and emptying filled fluid canisters — present an exposure risk and potential liability. Skyline Medical's STREAMWAY System fully automates the collection, measurement and disposal of waste fluids and is designed to: 1) reduce overhead costs to hospitals and surgical centers, 2) improve compliance with Occupational Safety and Health Association (OSHA) and other regulatory agency safety guidelines, 3) improve efficiency in the operating room, and radiology and endoscopy departments — leading to greater profitability, and 4) provide greater environmental stewardship by helping to eliminate the approximately 50 million potentially disease-infected canisters that go into landfills annually in the United States. For additional information, please visit: www.skylinemedical.com.

Forward-looking Statements:
Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the Company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include, among other things, current negative operating cash flows and a need for additional funding to finance our operating plan; the terms of any further financing, which may be highly dilutive and may include onerous terms; the features of the Company’s Series A Warrants that include a cashless exercise feature that has the potential to be highly dilutive, and the existence of which may depress the price of our common stock regardless of the Company’s business performance; unexpected costs and operating deficits, and lower than expected sales and revenues; uncertain willingness and ability of customers to adopt new technologies and other factors that may affect further market acceptance, if our product is not accepted by our potential customers, it is unlikely that we will ever become profitable, adverse economic conditions; adverse results of any legal proceedings; the volatility of our operating results and financial condition; inability to attract or retain qualified senior management personnel, including sales and marketing personnel; our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, which are available for review at www.sec.gov.  This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. See the Company's most recent Annual Report on Form 10-K, and subsequent reports and other filings at www.sec.gov.

SKYLINE MEDICAL INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Year Ended December 31,
	2015	2014
Revenue	$654,354	$951,559

Cost of goods sold	303,982	385,323

Gross Margin	350,372	566,236

General and administrative expense	3,399,341	4,882,549

Operations expense	846,687	972,830

Sales and marketing expense	503,989	1,178,305

Interest expense	390,887	377,719

Loss (gain) on valuation of equity-linked financial instruments	-	(11,599)

Total expense	5,140,902	7,399,804

Net income (loss) available to common shareholders	$(4,790,530)	$(6,833,568)

Loss per common share basic and diluted	$(1.23)	$(2.29)

Weighted average shares used in computation, basic and diluted	3,880,828	2,990,471

SKYLINE MEDICAL INC.
CONDENSED BALANCE SHEETS
(Unaudited)

	December 31, 2015	December 31, 2014
.
Current Assets:
Cash	$4,856,232	$16,384
Accounts Receivable	38,283	57,549
Inventories	231,740	367,367
Prepaid Expense and other assets	271,579	190,015
Total Current Assets	5,397,834	631,315

Fixed Assets, net	139,598	196,479
Intangibles, net	94,987	73,183

Total Assets	$5,632,419	$900,977

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	650,413	2,194,518
Accrued Expenses	864,295	3,066,379
Short-term note payable net of discounts of $0 and $194,097 (See Note 4)	-	937,424
Deferred Revenue	5,000	5,000
Total Current Liabilities	1,519,708	6,203,321

Accrued Expenses	-	213,883
Liability for equity-linked financial instruments (See Note 8)	-	-
Total Liabilities	$1,519,708	$6,417,204
Commitments and Contingencies	-	-
Stockholders Equity (Deficit:)
Series A Convertible Preferred Stock, $.01 par value, $100 Stated Value, 10,000,000 authorized,0 and 20,550 outstanding	-	206
Series B Convertible Preferred Stock, $.01 par value, 10,000,000 authorized, 1,895,010 and 0 outstanding	18,950	-
Common Stock, $.01 par value, 100,000,000 authorized, 5,206,428 and 3,092,766 outstanding	52,063	30,927
Additional paid-in capital	44,534,135	30,093,745
Accumulated Deficit	(40,492,437)	(35,641,105)
Total Stockholders' Equity (Deficit)	4,112,711	(5,516,227)

Total Liabilities and Stockholders' Equity	$5,632,419	$900,977

Contact:
Skyline Investor Relations Contacts:
Garth Russell
KCSA Strategic Communications
OP: 212-896-1250 / skyline@kcsa.com